Exhibit 99.1

     The Exploration Company Finances Completion of Taylor Well;
          Signs Letter of Intent for Maverick Basin Acreage

    SAN ANTONIO--(BUSINESS WIRE)--March 4, 2004--The Exploration Company (Nasdaq:TXCO) today announced it has financed completion of the Taylor 132-1 Jurassic wildcat and an associated 640-acre drilling unit. Separately, TXCO has signed a letter of intent to acquire an interest in leases totaling 12,200 acres in Maverick County, Texas.
    Kayne Anderson Energy Fund II L.P., Los Angeles, has agreed to pay
48.75 percent of the Taylor well's completion costs in exchange for a
34.125 percent net profit interest in the well. Payment for Kayne Anderson's interest will be collected from dividends payable to Kayne Anderson on TXCO's Series B Redeemable Preferred Stock that Kayne Anderson acquired in August 2003. Kayne Anderson's net profits account will be credited with revenue from the sale of 34.125 percent of the oil and gas sold from the well, less proportionate charges for royalties and lease operating expenses.
    TXCO retains a 40.625 percent working interest in the well while paying only 31.25 percent of the anticipated completion costs. TXCO's partner, Horizontal Co. of Wichita Falls, Texas, retains a 22.75 percent working interest while paying 17.5 percent of the anticipated completion costs. The Company's other partner, A.L.S. Oil and Gas Ltd., also of Wichita Falls, retains a 2.5 percent working interest. TXCO estimates completion costs will be under $1 million.
    "We are pleased to have arranged this financing with Kayne Anderson," said President and CEO James E. Sigmon. "We have increased our exposure to this exciting prospect from a 15.625 percent net carried interest under our original arrangement with Blue Star Oil & Gas Ltd. of Dallas to more than a 40 percent net working interest while exposing the Company to an estimated $350,000 or less in completion costs."
    Perforating and testing of the well -- the first in the Maverick Basin to penetrate the Jurassic -- is under way today. TXCO assumed operatorship of the well from its partner, Blue Star, in February and announced plans to test the upper Jurassic at 14,942 to 15,140 feet and 15,292 to 15,400 feet. Blue Star earlier had tested the Jurassic at lower intervals and found non-commercial quantities of rich, 1,200 MMbtu natural gas. Blue Star relinquished its interest in the well but remains a partner with TXCO and its partners in a 50,000-acre tract below the Sligo formation. Blue Star has announced its intention to drill a second Jurassic well based on information obtained from the Taylor well.
    Separately, TXCO announced it has signed a letter of intent with
J. Charles Hollimon Ltd. of San Antonio to acquire a 50 to 75 percent working interest in a 12,200-acre prospect area located just south of TXCO's 480,000-acre Maverick Basin lease block. Terms were not announced. TXCO anticipates closing in mid March. A 3-D seismic survey of the prospect has been acquired and will be interpreted to locate prospective drilling locations.

    About The Exploration Company

    The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

    Forward-Looking Statements

    Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to expected drilling plans, including the timing, category, number, depth, cost and/or success of wells to be drilled, expected geological formations or the availability of specific services or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2002, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

    CONTACT: The Exploration Company, San Antonio
             Investors:
             Roberto R. Thomae, 210-496-5300, ext. 214
             bthomae@txco.com
             or
             Media:
             Paul Hart, 210-496-5300, ext. 264
             pdhart@txco.com